SCHEDULE 13G

                        Under the Securities and Exchange Act of 1934

                                             8
                                       (Amendment No.)

                                         NS Group, Inc.
                                       (Name of Issuer)

                                        Common stock
                                (Title of Class of Securities)

                                             628916108
                                        (CUSIP Number)

1.  NAME OF REPORTING PERSON
     S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   A
                                                                   B x
3 SEC USE ONLY4 CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

5   SOLE VOTING POWER

                22,625

6   SHARED VOTING POWER

                929,899

7   SOLE DISPOSITIVE POWER

                22,625

8   SHARED DISPOSITIVE POWER

                929,899

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                952,524

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                4.43%

12 TYPE OF REPORTING PERSON*

                IA

Item 1.

(a) Name of Issuer

                NS Group, Inc.

(b) Address of Issuer's Principal Executive Offices

              530 W. Ninth Street
              Newport, KY  41071

Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                805 Las Cimas Parkway
                Suite 430
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common stock

(e) CUSIP Number

                628916108

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)

Item 4. Ownership

(a) Amount Beneficially Owned

                952,524

(b) Percent of Class

                4.43%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote                        22,625
(ii) shared power to vote or to direct the vote                     929,899
(iii) sole power to dispose or to direct the disposition of         22,625
(iv) shared power to dispose or to direct the disposition of        929,899


Item 5. Ownership of Five Percent or Less of a Class.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

        N/A

Item 8. Identification and Classification of Members of the Group

        N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date
                                        03/09/05
                                        Signature
                                        Jim Brilliant / Vice President
                                        Name/Title